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                                                                    EXHIBIT 10.2

                             [LETTERHEAD OF ROXIO]



September 24, 2001

Wm. Christopher Gorog
4211 Toluca Road
Toluca Lake, California 91602

Dear Chris:

On behalf of the Compensation Committee of Roxio, Inc. (the "Company" or "Roxio"), I am pleased to confirm the new terms of your employment agreement in the position of President and Chief Executive Officer of the Company.

Your base salary will be increased to $490,000 per annum commencing September 24, 2001. Your salary will be reviewed annually by the Compensation Committee.

You will be eligible to participate in Roxio's annual bonus program and will be eligible for annual stock option grants. The amount of your bonus and stock option grant for any particular year will be determined by the Compensation Committee and will be dependent on your performance and that of the Company.

Roxio provides a range of company-paid benefits for which you are eligible. You will also receive an automobile allowance of $1,000 per month, an annual Company-paid physical examination, and a health club subsidy and financial planning assistance (the health club subsidy and financial planning assistance are not to exceed $4,500 per year in the aggregate on a gross basis).

Your reasonable travel and other expenses incurred in the performance of your duties for the Company will be paid for or reimbursed by the Company. When traveling by air, you will exercise your judgment regarding when economy or business class (or, in rare occasions, first class) air travel is justified. The Company will pay or reimburse you for your membership dues in professional organizations (including, without limitation, the Young Presidents Organization or any successor organization).

You have previously been granted an option to purchase up to 500,000 shares of Roxio common stock in accordance with the Roxio Amended and Restated 2000 Stock Option Plan. The Compensation Committee has awarded you, if you sign and return this letter agreement, a stock option to purchase up to an additional 375,000 shares of Roxio common stock. Such options will be granted under the Roxio Amended and Restated 2000 Stock Option Plan, and will have an exercise price per share equal to the fair market value as determined by the Board of Directors on the date of grant. Such option will have a maximum term of ten years, will be immediately vested as to 25% of the subject shares, will vest as to 6.25% of the subject shares on January 1, 2002 and on each three-month


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Wm. Christopher Gorog
September 24, 2001
Page 2 of 3



anniversary of such date until the option is fully vested, and will otherwise be subject to earlier termination and the other terms set forth in such plan and the written stock option agreement to evidence such option (such agreement to be in the form customarily used by Roxio for employee stock option grants under such plan).

If a Change of Control (as defined in Roxio's Amended and Restated 2000 Stock Option Plan) occurs, all stock options that are granted to you by Roxio (including options granted to you after the date of this agreement) and that are outstanding immediately before the Change of Control will thereupon become fully vested. This accelerated vesting provision will apply notwithstanding the fact that accelerated vesting may not be required in the circumstances under the applicable Roxio stock option plan.

The initial term of this agreement is three years. On each date that is one year before the then-scheduled expiration date of this agreement, the term of this agreement will automatically be extended for one additional year unless either party has previously notified the other in writing that the term of this agreement will not be so extended or further extended, as the case may be; provided that the maximum term of this agreement (including any extensions) will not exceed seven years.

Roxio may terminate your employment and this agreement at any time. You may terminate your employment and this agreement at any time. If Roxio terminates your employment and this agreement for Cause (as defined below), or if you quit, before a Change of Control, you will not be entitled to severance benefits. If Roxio terminates your employment and this agreement without Cause before a Change of Control, you will be entitled to the severance benefits described below. If Roxio terminates your employment and this agreement, or if you quit, upon or following a Change of Control (whether or not for Cause), you will be entitled to the severance benefits described below. In no event will you be entitled to severance benefits if your employment terminates or is terminated due to your death or total disability, or upon or following the expiration of the term of this agreement. The severance benefits referred to above will be composed of the following: (a) all of your Roxio stock options outstanding immediately prior to the termination of your employment will vest, (b) Roxio will promptly pay you in cash a lump sum severance payment equal to 165% of your annualized base salary, and (c) you will be entitled to continued coverage in the Company's welfare benefit plans for the twelve-month period following your termination (or the Company will provide you with similar coverage). For this purpose, "Cause" means that you have been grossly negligent in the performance of your duties for Roxio, or you have engaged in willful misconduct, or you have been convicted of a felony or any crime involving moral turpitude. Nothing in this paragraph is intended to supercede the earlier paragraph in this agreement that provides for the automatic acceleration of your options upon a Change of Control.


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Wm. Christopher Gorog
September 24, 2001
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Any disputes regarding this agreement or your employment by Roxio will be resolved through binding arbitration with a single neutral arbitrator under the rules of the American Arbitration Association.

Please sign this letter, indicating acceptance of this offer, and return to me.

Sincerely,


/s/ Richard Loupee for
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Rob Rodin
Chairman, Compensation Committee


                                 Accepted:  /s/ Wm. Christopher Gorog
                                           -------------------------------
                                             Wm. Christopher Gorog




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